Exhibit 99.1
Statements of Assets to Be Acquired
and Statements of Net Revenues and
Direct Expenses
Digital TV Business of Advanced Micro Devices, Inc.
Year Ended December 29, 2007 and the Nine Months Ended
September 27, 2008
With Report of Independent Auditors

Digital TV Business of Advanced Micro Devices, Inc.
Statements of Assets to Be Acquired and
Statements of Net Revenues and Direct Expenses
Year Ended December 29, 2007 and the Nine Months Ended September 27, 2008

Ernst & Young LLP 303 Almaden Boulevard San Jose, California 95110 Tel: +1 408 947 5500 www.ey.com
Report of Independent Auditors
The Board of Directors
Advanced Micro Devices, Inc.
We have audited the accompanying statements of assets to be acquired of the Digital TV Business (see Note 1 – Organization and Basis of Presentation) as of December 29, 2007 and September 27, 2008 and the related statements of net revenues and direct expenses for the periods then ended. These financial statements are the responsibility of the management of the Digital TV Business. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Digital TV Business’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Digital TV Business’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the assets to be acquired of the Digital TV Business as of December 29, 2007 and September 27, 2008, and its net revenues and direct expenses for the periods then ended, in conformity with accounting principles generally accepted in the United States.
November 14, 2008
A member firm of Ernst & Young Global Limited

Digital TV Business of Advanced Micro Devices, Inc.
Statements of Assets to Be Acquired
(In millions)

	December 29,	September 27,
Assets to be acquired	2007	2008
Inventories:
Raw materials	$1	$1
Work in progress	4	10
Finished goods	6	3

Total inventories	11	14

Prepaid licenses	1	—
Goodwill	621	65
Identified intangible assets	121	81
Property and equipment, net	4	4

Total assets to be acquired	$758	$164

See accompanying notes.

Digital TV Business of Advanced Micro Devices, Inc.
Statements of Net Revenues and Direct Expenses
(In millions)

		Nine Months
	Year Ended	Ended
	December 29,	September 27,
	2007	2008
Net revenue	$155	$65
Cost of sales	82	39

Gross margin	73	26

Direct operating expenses:
Research and development	88	68
Marketing, general and administrative	23	20
Amortization of acquired intangible assets	63	29
Impairment of goodwill and acquired intangible assets	476	567

Total direct operating expenses	650	684

Total direct expenses in excess of net revenue	$(577)	$(658)

See accompanying notes.

Digital TV Business of Advanced Micro Devices, Inc.
Notes to Statements of Assets to Be Acquired and
Statements of Net Revenues and Direct Expenses
December 29, 2007 and September 27, 2008
1. Organization and Basis of Presentation
Organization
The Digital TV Business (the Business) is a single segment business that designs and markets applications and communications processors for the digital television market. The Business markets and sells products throughout the world. The Business was a division of Advanced Micro Devices, Inc. (AMD), operating within AMD’s Consumer Electronics Segment for the year ended December 29, 2007, and for the six months ended June 28, 2008. Beginning on June 29, 2008, the Business was classified as discontinued operations in AMD’s consolidated financial statements.
The Business uses a 52- or 53-week fiscal year ending on the last Saturday in December. Fiscal 2007 ended on December 29, 2007 and the first nine months of fiscal 2008 ended on September 27, 2008. Fiscal 2007 consisted of 52 weeks and the first nine months of fiscal 2008 consisted of 39 weeks.
Basis of Presentation
The accompanying financial statements were prepared to present, pursuant to the Asset Purchase Agreement dated August 25, 2008 (the Asset Purchase Agreement) between AMD, Broadcom Corporation and Broadcom International Limited (together, Broadcom), the assets to be acquired and the related net revenues and direct expenses of the Business. No existing liabilities of the Business will be assumed by Broadcom. The accompanying financial statements of the Business exclude certain assets and all liabilities of the Business, include all net revenues and direct expenses of the Business, and include an allocation of certain expenses for services provided by AMD for the periods presented. Separate complete historical financial information was not maintained for the Business and, as a result, allocations were required to approximate the operating activity of the Business (see Note 2).

Digital TV Business of Advanced Micro Devices, Inc.
Notes to Statements of Assets to Be Acquired and
Statements of Net Revenues and Direct Expenses (continued)
1. Organization and Basis of Presentation (continued)
Basis of Presentation (continued)
The accompanying financial statements have been prepared from the historical accounting records of AMD and do not purport to reflect the net revenues and direct expenses that would have resulted if the Business had been a separate, stand-alone business during the periods presented. It is not practicable for management to reasonably estimate expenses that would have resulted if the Business had operated as an unaffiliated, independent business. Since separate complete financial statements were not historically prepared for the Business’ operations, preparation of statements of operations and cash flows, including amounts charged for income taxes, interest, and other expenses, was deemed impracticable. Additionally, since only certain assets are being acquired and no liabilities are being assumed, a balance sheet and statement of stockholders’ equity is not applicable.
As a division of AMD, the Business is dependent upon AMD for all of its working capital and financing requirements.
2. Accounting Policies
Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. The accounting estimates that require management’s most significant, difficult and subjective judgments include valuation of inventory, intangible assets and goodwill, and the allocation of AMD expenses related to the Business. Actual results could differ from those estimates.

Digital TV Business of Advanced Micro Devices, Inc.
Notes to Statements of Assets to Be Acquired and
Statements of Net Revenues and Direct Expenses (continued)
2. Accounting Policies (continued)
Revenue Recognition
The majority of the revenue recognized by the Business relates to products sold to its original equipment manufacturers (OEMs). A smaller amount of the Company’s sales are to its distributor partners. The Business recognizes revenue from products sold directly to customers, including OEMs, when persuasive evidence of an arrangement exists, the price is fixed or determinable, delivery has occurred, and collectibility is reasonably assured. Estimates of product returns, allowances, and future price reductions, based on actual historical experience and other known or anticipated trends and factors, are recorded at the time revenue is recognized. The Business sells to distributors under terms allowing the distributors certain rights of return and price protection on unsold merchandise held by them. The distributor agreements, which may be cancelled by either party upon specified notice, generally contain a provision for the return of those of the Business’ products that the Business has removed from its price book or that are not more than twelve months older than the manufacturing code date. In addition, some agreements with distributors may contain standard stock rotation provisions permitting limited levels of product returns. Accordingly, the Business defers the gross margin resulting from the deferral of both revenue and related product costs from sales to distributors with agreements that have the aforementioned terms until the merchandise is resold by the distributors.
The Business also sells its products to distributors with substantial independent operations under sales arrangements whose terms do not allow for rights of return or price protection on unsold products held by them. In these instances, the Business recognizes revenue, net of estimated allowances, when it ships the product directly to the distributors.
Cost of Sales
Cost of sales represents all fixed and variable costs associated with manufacturing, assembling, and testing products, including subcontract manufacturing, direct and indirect labor and materials, manufacturing and other indirect allocations, and excess and obsolete inventory charges.

Digital TV Business of Advanced Micro Devices, Inc.
Notes to Statements of Assets to Be Acquired and
Statements of Net Revenues and Direct Expenses (continued)
2. Accounting Policies (continued)
Direct Operating Expenses
Direct operating expenses represent the total direct expenses recorded within, or allocated to, the Business. Not all of the research and development and marketing, general and administrative expenses of the Business were recorded in accounts or cost centers exclusively related to the Business. Certain research and development and marketing, general and administrative costs were extracted or allocated from AMD accounts based upon specifically identifiable cost centers associated with the activities of the Business. These cost centers capture a portion of the Business’ total operating expenses, including share-based compensation expense. All other operating expenses, including portions of research and development and marketing, general and administrative expenses, are allocations based primarily on revenue, or other applicable metrics. Management believes the allocation of operating expenses captured in accounts or cost centers not exclusive to the Business fairly reflect direct operating expenses of the Business. Additionally, the Business’ statement of net revenues and direct expenses also excludes allocations of gains or losses on derivative instruments, interest income, interest expense, and income taxes. The Business’ marketing, general and administrative expenses also include allocations for certain corporate-related activities incurred by AMD such as human resources, finance, legal, and sales and marketing support.
Total allocations were $34 million and $18 million for fiscal 2007 and the first nine months of fiscal 2008, respectively.
The direct operating expenses are not necessarily indicative of the expenses that would have been incurred had the Business operated as a separate stand-alone business during the periods presented. It is not practical for management to reasonably estimate the expenses that would have been incurred had the Business operated as a separate stand-alone business.
Advertising expenses were approximately $0.4 million and $1.6 million for fiscal 2007 and the first nine months of fiscal 2008, respectively. Cooperative advertising funding obligations under customer incentive programs are accrued and the costs are recorded at the same time the related revenue is recognized. Cooperative advertising expenses are recorded as marketing, general and administrative expense to the extent the cash paid does not exceed the fair value of the advertising benefit received. Any excess of cash paid over the fair value of the advertising benefit received is recorded as a reduction of revenue.

Digital TV Business of Advanced Micro Devices, Inc.
Notes to Statements of Assets to Be Acquired and
Statements of Net Revenues and Direct Expenses (continued)
2. Accounting Policies (continued)
Product Warranty
The Business generally warrants that products sold to its customers at the time of shipment, be free from defects in workmanship and materials and conform to its approved specifications. Subject to certain exceptions, the Business generally provides a one-year limited warranty for its consumer electronic products.
Inventories
Inventories are stated at standard cost adjusted to approximate the lower of actual cost (first-in, first-out method) or market (net realizable value). Inventories on hand in excess of forecasted demand are not valued. Obsolete inventories are written off.
Goodwill
Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired. The accompanying statements of assets to be acquired includes the portion of goodwill attributable to the Business from the acquisition of ATI Technologies, Inc. (ATI) by AMD in October 2006, net of adjustments for impairment. Goodwill amounts are not amortized, but rather are tested for impairment at least annually, or more frequently if there are indicators of impairment present. The Business performs its annual goodwill impairment analysis as of the first day of the fourth quarter of each fiscal year. The Business evaluates whether goodwill has been impaired by first determining whether the Business’ estimated fair value is less than its carrying value and, if so, by determining whether the implied fair value of goodwill is less than the carrying value. Fair values are determined by discounted future cash flow analyses.
Long-Lived Assets, Including Identified Intangible Assets
Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets for financial reporting purposes. Estimated useful lives for financial reporting purposes are as follows: equipment, two to six years; and leasehold improvements, measured by the shorter of the remaining terms of the leases or the estimated economic useful lives of the improvements.

Digital TV Business of Advanced Micro Devices, Inc.
Notes to Statements of Assets to Be Acquired and
Statements of Net Revenues and Direct Expenses (continued)
2. Accounting Policies (continued)
Long-Lived Assets, Including Identified Intangible Assets (continued)
Identified intangible assets primarily represent developed technology, trademarks/trade names and customer relationships and are amortized over the periods of benefit, generally on a straight-line basis. The amount reflected in the accompanying statements of assets to be acquired represents developed technology, trademarks/trade names and customer relationships that AMD is assigning or transferring to Broadcom in connection with the Asset Purchase Agreement, principally comprised of intangible assets acquired from ATI.
For long-lived assets other than goodwill, the Business evaluates whether impairment losses have occurred when events and circumstances indicate that these assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. If less, the impairment losses are based on the excess of the carrying amounts of these assets over their respective fair values. Their fair values would then become the new cost basis. Fair value is determined by discounted future cash flows, appraisals or other methods.
Share-Based Incentive Compensation Plans
AMD follows Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, which requires the measurement and recognition of compensation expense for all share-based payment awards made to the direct employees of the Business granted under AMD’s incentive plan, based on estimated fair values. Following is a description of the material terms of the awards that are granted under AMD’s equity incentive plan.
Stock Options
A stock option is the right to purchase shares of AMD common stock at a fixed exercise price for a fixed period of time. Under the Plan, non-statutory and incentive stock options may be granted. The exercise price of the shares subject to each non-statutory stock option and incentive stock option cannot be less than 100 percent of the fair market value of AMD’s common stock on the date of the grant. The exercise price of each option granted under the Plan must be paid in full at the time of the exercise.

Digital TV Business of Advanced Micro Devices, Inc.
Notes to Statements of Assets to Be Acquired and
Statements of Net Revenues and Direct Expenses (continued)
2. Accounting Policies (continued)
Restricted Stock Units
Restricted stock units are awards that issue in a specific number of shares of AMD common stock if the vesting terms and conditions are satisfied. The purchase price for the shares is $0.00 per share. Restricted stock units based on continued service may not fully vest for at least three years from the date of grant.
3. Transition Services Agreement
In connection with the Asset Purchase Agreement, the two parties entered into a Transition Services Agreement whereby AMD will provide certain transitional types of services to Broadcom. Such transitional services primarily include supply chain support, certain IT support and facilities services. The transition period is expected to range from three months to one year.
4. Property and Equipment, Net
Property and equipment consisted of the following (in millions):

	December 29,	September 27,
	2007	2008
Furniture and fixtures and leasehold improvements	$1	$1
Computers and equipment	8	11

Total property and equipment	9	12
Less: accumulated depreciation	(5)	(8)

Total property and equipment, net	$4	$4

Direct operating expenses include depreciation on property and equipment of the Business.

Digital TV Business of Advanced Micro Devices, Inc.
Notes to Statements of Assets to Be Acquired and
Statements of Net Revenues and Direct Expenses (continued)
5. Identified Intangible Assets
During fiscal 2007 and the first nine months of fiscal 2008, the Business determined that certain product technology was impaired primarily due to revised lower revenue forecasts associated with the products incorporating such developed product technology. The Business measured the amount of impairment by calculating the amount by which the carrying value of the assets exceeded their estimated fair values, which were based on projected discounted future net cash flows. As a result of this impairment analysis, the Business recorded impairment charges of $130 million and $11 million in fiscal 2007 and the first nine months of fiscal 2008, respectively. These charges are included in the caption “Impairment of goodwill and acquired intangible assets” in the accompanying statements of net revenues and direct expenses. As a result of its fiscal 2007 impairment analysis, the Business also revised its estimate of the useful life of the developed product technology from 60 months to 48 months based on the revised cash flow forecasts.
Identified intangible assets consisted of the following (in millions):

	December 29, 2007
				Useful Life
				Assigned at
	Gross	Accumulated	Net	the Time of
	Assets	Amortization	Assets	Acquisition

Developed product technology	$91	$(19)	$72	5 years
Customer relationships	59	(18)	41	4 years
Trademarks/trade names	10	(2)	8	7 years

Total identified intangible assets	$160	$(39)	$121

	September 27, 2008
	Gross	Accumulated	Net
	Assets	Amortization	Assets

Developed product technology	$59	$(16)	$43
Customer relationships	59	(28)	31
Trademarks/trade names	10	(3)	7

Total identified intangible assets	$128	$(47)	$81

Digital TV Business of Advanced Micro Devices, Inc.
Notes to Statements of Assets to Be Acquired and
Statements of Net Revenues and Direct Expenses (continued)
5. Identified Intangible Assets (continued)
Amortization expense for identified intangible assets totaled approximately $63 million and $29 million in fiscal 2007 and the first nine months of fiscal 2008, respectively. Based on identified intangible assets recorded at September 27, 2008, amortization expense for each period presented below is expected to be as follows (in millions):

Fiscal Year
2008	$9
2009	38
2010	31
2011	1
2012	1
Thereafter	1

Total	$81

6. Goodwill
Pursuant to its accounting policy, the Business conducted an annual impairment test of goodwill in the fourth quarter of fiscal 2007 and interim impairment analyses during the first nine months of fiscal 2008. As a result of these analyses, the Business concluded that the carrying amount of its goodwill exceeded its implied fair value and recorded impairment charges of approximately $346 million and $556 million in fiscal 2007 and the first nine months of fiscal 2008, respectively. These charges are included in the caption “Impairment of goodwill and acquired intangible assets” in the accompanying statements of net revenues and direct expenses. The impairment charges were determined by comparing the carrying value of goodwill assigned to the Business with the implied fair value of the goodwill. The Business considered both the income and market approaches in determining the implied fair value of the goodwill, which requires estimates of future operating results and cash flows, discounted using estimated discount rates ranging from 12.3% to 16.1% for the year ended December 29, 2007 and 18.0% to 24.9% for the first nine months of fiscal 2008. The estimates of future operating results and cash flows were principally derived from long-term financial forecasts, which were developed as part of the Business’ strategic planning cycle. The decline in the implied fair value of the goodwill and the resulting impairment charges were primarily driven by the long-term financial forecasts, which reflected lower estimated near-term and longer-term profitability compared to previous forecasts. These long-term financial forecasts represented the best estimate that the Business’ management had at that time and management believed that its underlying assumptions were reasonable.

Digital TV Business of Advanced Micro Devices, Inc.
Notes to Statements of Assets to Be Acquired and
Statements of Net Revenues and Direct Expenses (continued)
7. Geographic Information
Prior to June 29, 2008, the Business historically formed a part of the Consumer Electronics reportable operating segment of AMD. Within its historical operating segment, the Business was not separated into further reportable operating segments.
Net revenues from unaffiliated customers by geographic region/country were as follows (in millions):

		Nine Months
	Year Ended	Ended
	December 29,	September 27,
	2007	2008
Japan	$46	$7
Greater China	38	3
United States	36	45
Other countries	35	10

	$155	$65

The following customers individually accounted for more than 10% of the Business’ net revenues:

		Nine Months
	Year Ended	Ended
	December 29,	September 27,
	2007	2008
Customer A	24%	54%
Customer B	17%	—
The Business does not discretely allocate assets to geographic areas, nor does management evaluate the business performance using discrete asset information.

Digital TV Business of Advanced Micro Devices, Inc.
Notes to Statements of Assets to Be Acquired and
Statements of Net Revenues and Direct Expenses (continued)
8. Commitments and Contingencies
Payments related to leases, which AMD is assigning to Broadcom pursuant to the Asset Purchase Agreement, are based on square meters and category of space used. Based on usage information as of September 27, 2008, future minimum lease payments are as follows (in millions):

For the Fiscal Year Ending:
2008	$—
2009	2
2010	2
2011	1
2012	1
Thereafter	—

$6

Rent expense totaled approximately $2 million and $1 million for fiscal 2007 and the first nine months of fiscal 2008, respectively.
The Business had unconditional purchase commitments for goods and services of approximately $7 million and $3 million at December 29, 2007 and September 27, 2008, respectively, excluding purchase orders that are cancelable upon notice and without significant penalties.
9. Indemnifications
The Business from time to time enters into types of contracts that contingently require it to indemnify parties against third-party claims. These contracts primarily relate to: (i) real estate leases, under which the Business may be required to indemnify property owners for environmental and other liabilities, and other claims arising from the Business’ use of the applicable premises, and (ii) agreements with customers who use the Business’ intellectual property, under which the Business may indemnify customers for copyright or patent infringement related specifically to the use of such intellectual property.
Generally, a maximum obligation under these contracts is not explicitly stated. Historically, the Business has not been required to make payments under these obligations, and no liabilities have been recorded for these obligations.

Digital TV Business of Advanced Micro Devices, Inc.
Notes to Statements of Assets to Be Acquired and
Statements of Net Revenues and Direct Expenses (continued)
10. Share-Based Incentive Compensation Plans
The direct employees of the Business have historically participated in the equity incentive plan sponsored by AMD.
The following table summarizes share-based compensation expense related to employee stock options and restricted stock units granted to direct employees of the Business under AMD’s equity incentive plan (in millions):

		Nine Months
	Year Ended	Ended
	December 29,	September 27,
	2007	2008
Cost of sales	$—	$—
Research and development	4	3
Marketing, general and administrative	1	1

Total share-based compensation	$5	$4

The Business did not capitalize share-based compensation cost as part of the cost of an asset because the cost was insignificant.
11. Subsequent Events
On October 27, 2008, AMD completed the sale of the Business’ assets to Broadcom. As consideration for the Business’ assets, Broadcom paid AMD $141.5 million in cash.